Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                 $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated May 22, 1998
(To Prospectus Supplement, dated August 27, 1997, to Prospectus, dated August 27, 1997).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:         6.50% Subordinated Notes Due May 15, 2013 (the
                        "Notes").

Aggregate
Principal Amount:       $13,322,000.00.

Price to Public:        100.00%.

Issue Date:             May 28, 1998.

Stated Maturity Date:   May 15, 2013.

Interest Rate:          6.50%.

Interest Payment Dates: Monthly, on the 15th day of each month, commencing in
                        June 1998, and at Stated Maturity.

Regular Record Dates:   The first day of the month in which the related Interest
                        Payment Date occurs.

Sinking Fund:           None.

Redemption:             The Notes are subject to redemption,
                        in whole but not in part, at the
                        option of Citicorp, on not more than
                        60 or less than 30 days' notice, on
                        any Interest Payment Date on or
                        after May 15, 2001, at a redemption
                        price of 100% of their principal
                        amount plus accrued and unpaid
                        interest to the redemption date.

Purchaser:              J.W. Korth & Co.

Discount:               2.400%.

Minimum Denomination:   $1,000.

CUSIP Number:           17303 MHW 2.